Exhibit 10.1

SERIES C PREFERRED STOCK PURCHASE AGREEMENT
AMONG
THE PRINCETON REVIEW, INC.,
BAIN CAPITAL VENTURE FUND 2007, L.P.
PRIDES CAPITAL FUND I LP
AND
THE OTHER PURCHASERS NAMED ON SCHEDULE I HERETO
DATED AS OF JULY 23, 2007

TABLE OF CONTENTS

1.	Authorization of Securities	1
2.	Sale and Purchase of the Series C Preferred Stock	1
3.	Closing; Payment of Purchase Price; Use of Proceeds	2
3.1.	Closing	2
3.2.	Use of Proceeds	2
4.	Representations and Warranties of the Purchasers; Register of Securities; Restrictions on Transfer	2
4.1.	Organization	2
4.2.	Validity	2
4.3.	Brokers	2
4.4.	Investment Representations and Warranties	3
4.5.	Acquisition for Own Account	3
4.6.	Ability to Protect Its Own Interests and Bear Economic Risks	3
4.7.	Accredited Investor	3
4.8.	Access to Information	3
4.9.	Restricted Securities	3
4.10.	Residence	4
4.11.	Series B-1 Preferred Stock	4
5.	Representations and Warranties by the Company	4
5.1.	Capitalization	4
5.2.	Due Issuance and Authorization of Capital Stock	5
5.3.	Organization	5
5.4.	Subsidiaries	5
5.5.	Consents	6
5.6.	Authorization; Enforcement	6
5.7.	Issuance of Securities	6
5.8.	No Conflicts	7
5.9.	Material Contracts	7
5.10.	Right of First Refusal; Stockholders Agreement; Voting and Registration Rights	8
5.11.	Previous Issuances	8
5.12.	No Integrated Offering	8
5.13.	SEC Reports; Financial Statements	8
5.14.	No Undisclosed Material Liabilities	9
5.15.	Litigation	10
5.16.	Taxes	10
5.17.	Employee Matters	10
5.18.	Compliance with Laws	11
5.19.	Brokers	11
5.20.	Environmental Matters	11
5.21.	Intellectual Property Matters	12

5.22.	Related-Party Transactions	15
5.23.	Title to Property and Assets	16
5.24.	Disclosure	16
5.25.	Absence of Changes	16
5.26.	Illegal Payments	18
5.27.	Suppliers and Customers	18
5.28.	Regulatory Permits	19
5.29.	Insurance	19
5.30.	[Reserved]	19
5.31.	Investment Company	19
5.32.	Listing and Maintenance Requirements	19
5.33.	Accountants	19
5.34.	Solvency	20
5.35.	Application of Takeover Protections	20
5.36.	Stock Options	20
6.	Conditions of Parties’ Obligations	21
6.1.	Conditions of the Purchasers’ Obligations	21
6.2.	Conditions of the Company’s Obligations	23
6.3.	Conditions of Each Party’s Obligations	24
7.	Covenants.	24
7.1.	Reporting Requirements; Access to Records	24
7.2.	Integration	24
7.3.	Securities Laws Disclosure; Publicity	25
7.4.	Reservation of Common Stock	25
7.5.	Listing of Common Stock	25
7.6.	Filings	25
7.7.	Board Representation	26
7.8.	Board Committees	26
7.9.	Board Observer Rights	26
7.10.	Nomination Process	26
7.11.	Standstill Agreements	26
8.	Transfer Restrictions; Restrictive Legend	27
8.1.	Transfer Restrictions	27
8.2.	Unlegended Certificates	27
9.	Registration, Transfer and Substitution of Certificates for Securities	28
9.1.	Stock Register; Ownership of Securities	28
9.2.	Replacement of Certificates	28
10.	Definitions	28
11.	Enforcement	31
11.1.	Cumulative Remedies	31
11.2.	No Implied Waiver	32
12.	Confidentiality	32
13.	Miscellaneous	32
13.1.	Waivers and Amendments	32

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13.2.	Notices	33
13.3.	Indemnification	34
13.4.	No Waivers	35
13.5.	Successors and Assigns	35
13.6.	Headings	35
13.7.	Governing Law	35
13.8.	Independent Nature of Purchasers’ Obligations and Rights	35
13.9.	Fees and Expenses	36
13.10.	Jurisdiction	37
13.11.	Waiver of Jury Trial	37
13.12.	Counterparts; Effectiveness	37
13.13.	Entire Agreement	37
13.14.	Severability	38
LIST OF EXHIBITS

EXHIBIT A	Certificate of Designation
EXHIBIT B	Certificate of Elimination
EXHIBIT C	Form of Investor Rights Agreement
EXHIBIT D	Form of Termination and Release Agreement

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SERIES C PREFERRED STOCK PURCHASE AGREEMENT
          This SERIES C PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 23rd day of July, 2007 (the “Purchase Date”) by and among The Princeton Review, Inc., a Delaware corporation (the “Company”), Bain Capital Venture Fund 2007, L.P., a Delaware limited partnership (“Bain Capital”), Prides Capital Fund I LP, a Delaware limited partnership (“Prides Capital”) and the other entities and individuals as listed on Schedule I attached hereto (Bain Capital, Prides Capital and such other entities and individuals, the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 10 hereof.
WITNESSETH
          WHEREAS, the Company desires to issue and to sell to the Purchasers, and the Purchasers desire to purchase from the Company, the shares of Series C Preferred Stock set forth on the Schedule I attached hereto in the column Shares Purchased, all in accordance with the terms and provisions of this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto, intending to be bound, hereby agree as follows:
     1. Authorization of Securities. The Company has authorized the issuance and sale of up to 60,000 shares of its Series C Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), which will be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and which will have the rights, preferences and privileges set forth in the form of Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”). The shares of Common Stock into which the Series C Preferred Stock is convertible are sometimes referred to herein as the “Conversion Shares” and the shares of Series C Preferred Stock and the Conversion Shares are sometimes referred to herein collectively as the “Securities”.
     2. Sale and Purchase of the Series C Preferred Stock. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from the Company, at the Closing, the number of shares of Series C Preferred Stock set forth in the column “Shares Purchased” opposite such Purchaser’s name on Schedule I attached hereto, for a purchase price per share equal to $1,000 (the “Purchase Price”), which shall be paid in cash or a combination of cash, shares of the Company’s Series B-1 Cumulative Convertible Preferred Stock (the “Series B-1 Preferred Stock”), which shares shall be cancelled and retired pursuant to the certificate attached hereto as Exhibit B and the cancellation and termination of the Fletcher Rights (as such term is defined in the Agreement between the Company and Fletcher International, Ltd. and its successors and assigns, dated as of May 28, 2004), as set forth in the column “Consideration” opposite such Purchaser’s name on Schedule I attached hereto.
     3. Closing; Payment of Purchase Price; Use of Proceeds.
          3.1. Closing. The closing (the “Closing”) with respect to the transaction contemplated in Section 2 hereof shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:00 a.m. on July 23, 2007, or at such other time and place as the Company and Purchasers may agree (the “Closing Date”). At the Closing, the Company shall deliver to each Purchaser a certificate representing the Series C Preferred Stock which such Purchaser is purchasing at the Closing as set forth on Schedule I attached hereto, registered in the name of such Purchaser, against delivery to the Company by such Purchaser of a wire transfer or delivery of shares and rights (as the case may be) in the amount of the Purchase Price therefor.
          3.2. Use of Proceeds. The Company shall use the proceeds from the sale of Series C Preferred Stock hereunder for general corporate purposes, to pay Company indebtedness and to repurchase all of the outstanding Series B-1 Preferred Stock and the cancellation and termination of the Fletcher Rights.
     4. Representations and Warranties of the Purchasers; Register of Securities; Restrictions on Transfer. Each Purchaser (except in the case of Section 4.11, which shall apply only to the Purchaser named therein), severally as to itself and not jointly, represents and warrants to the Company as follows:
          4.1. Organization. The Purchaser which is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, and has all requisite corporate, limited liability company, partnership or trust (as the case may be) power and authority to enter into this Agreement and the other Transaction Documents and instruments referred to herein to which it is a party and to consummate the transactions contemplated hereby and thereby.
          4.2. Validity. The execution, delivery and performance of this Agreement and the other Transaction Documents and instruments referred to herein, in each case to which such Purchaser is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by such Purchaser, and each such agreement constitutes or will constitute a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms.
          4.3. Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.
          4.4. Investment Representations and Warranties. Such Purchaser understands that the offering and sale of the Securities have not been registered under the Securities Act and are being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. The Purchaser acknowledges that, except as set forth in the Investor Rights Agreement, the Company has no obligation to register or qualify the Securities for resale.
          4.5. Acquisition for Own Account. Such Purchaser is acquiring the Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.
          4.6. Ability to Protect Its Own Interests and Bear Economic Risks. Such Purchaser, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Such Purchaser is able to bear the economic risk of an investment in the Securities and is able to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.
          4.7. Accredited Investor. Such Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.
          4.8. Access to Information. Such Purchaser has been given access to all Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Securities. The representations of Purchasers contained in this Section 4.8 shall not affect the ability of the Purchasers to rely on the representations and warranties made by the Company pursuant to Section 5 of this Agreement.
          4.9. Restricted Securities.
          (a) Such Purchaser understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances.

          (b) Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available.
          (c) Such Purchaser is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of securities purchased in a private placement.
          4.10. Residence. The office or offices of such Purchaser in which its investment decision was made, and which is its principal place of business, in the case of a corporation, limited liability company, partnership or other entity, or is its residence, in the case of an individual, is located at the address or addresses of such Purchaser set forth on Schedule I hereto.
          4.11. Series B-1 Preferred Stock. Prides Capital is the beneficial owner of the shares of B-1 Preferred Stock as set forth in the column “Consideration” opposite such Purchaser’s name on Schedule I attached hereto, and has good and valid title to such shares. Upon the Closing, Prides Capital will have no rights in connection with such shares other than its rights pursuant to this Agreement and the Transaction Documents.
     5. Representations and Warranties by the Company. Except as disclosed by the Company in a written Disclosure Schedule provided by the Company to the Purchasers dated the date hereof (the “Disclosure Schedule”), the Company represents and warrants to each Purchaser that the statements contained in this Section 5 are complete and accurate as of the date of this Agreement. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 5 only to the extent it is readily apparent from a reasonable reading of the disclosure that such disclosure is applicable to such other sections and subsections.
          5.1. Capitalization.
          (a) As of the date hereof, and after giving effect to the filing of the Certificate of Designation and the Closing, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 60,000 shares are designated Series C Preferred Stock. As of the date hereof, and after giving effect to the filing of the Certificate of Designation and the Closing, there are 28,252,216 outstanding shares of Common Stock, 60,000 shares of Series C Preferred Stock outstanding, 2,957,457 shares of Common Stock are available for issuance upon the exercise of outstanding stock options, warrants, or other convertible rights and 1,308,843 shares of Common Stock are reserved for issuance under the Company’s 2000 Stock Incentive Plan (the “Benefit Plan”). As of the date hereof, and after giving effect to the filing of the Certificate of Designation and the Closing, the Company has no other shares of capital stock authorized, issued or outstanding. Except for the shares of Series B-1 Preferred Stock held by Prides Capital as set forth in the column “Consideration”

opposite such Purchaser’s name on Schedule I attached hereto, there are no other shares of Series B-1 Preferred Stock outstanding. A capitalization table presenting the capitalization of the Company after giving effect to the filing of the Certificate of Designation and the Closing is set forth on Schedule 5.1(a) hereto.
               (b) As of the date hereof, except as set forth on the SEC Reports or on Schedule 5.1(b) and except as may be granted or required by this Agreement or the other Transaction Documents, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated; (ii) there are no agreements or arrangements under which the Company is or may become obligated to register the sale of any of its securities under the Securities Act; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iv) the Company has not reserved any shares of capital stock for issuance pursuant to any stock option plan or similar arrangement.
          5.2. Due Issuance and Authorization of Capital Stock. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and non-assessable. The sale and delivery of the shares of Series C Preferred Stock to the Purchasers, when issued, sold and delivered in accordance with the terms and for the consideration hereof, and the issuance of the Conversion Shares upon conversion of the shares of Series C Preferred Stock will vest in the holders thereof legal and valid title to such Securities, free and clear of any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow, equity or other encumbrance (collectively, “Encumbrances”).
          5.3. Organization. The Company and each of its Subsidiaries (a) is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its formation, except, in the case of its Subsidiaries, where the failure to be so incorporated or organized would not have a Material Adverse Effect, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect, and (c) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted. The Company has its principal place of business and chief executive office in New York, New York.
          5.4. Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth on Schedule 5.4. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.
          5.5. Consents. Assuming the accuracy of the representations made by the Purchasers in Section 4 of this Agreement and except as set forth on Schedule 5.5, neither the execution, delivery or performance of the Certificate of Designation, this Agreement or the other Transaction Documents by the Company, nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Series C Preferred Stock or the issuance and delivery of the Conversion Shares) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (b) the filings required to comply with the Company’s registration obligations under the Investor Rights Agreement and (c) filings required under applicable U.S. federal and state securities laws.
          5.6. Authorization; Enforcement. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities and the provision to the Purchasers of the rights contemplated by the Transaction Documents) and no action on the part of the stockholders of the Company is required. The execution, delivery and performance by the Company of each of the Transaction Documents, the execution and filing of the Certificate of Designation, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by the Company, and each such agreement constitutes or will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.
          5.7. Issuance of Securities. The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized and a sufficient number of shares of authorized but unissued shares of Common Stock have been reserved for issuance upon conversion of the Series C Preferred Stock, and upon such issuance or conversion in accordance with the terms of this Agreement or the Certificate of Designation, as the case may be, all such Securities will be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes and Encumbrances and will not be subject to preemptive rights or other similar rights of stockholders of the Company, and the issuance of such shares will not impose personal liability upon the holder thereof.

          5.8. No Conflicts. Except as set forth on Schedule 5.8, the execution, delivery and performance of each of the Transaction Documents, the execution and filing of the Certificate of Designation, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Series C Preferred Shares and the Conversion Shares) will not (a) result in a violation of the amended and restated certificate of incorporation and by-laws of the Company (the “Charter Documents”) or the certificates of formation, operating agreements, certificates of incorporation or by-laws of its Subsidiaries, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any Subsidiary is a party, (c) result in a material violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (d) result in a material violation of any rule or regulation of the NASD or its Trading Markets, or (e) result in the creation of any Encumbrance upon any of the Company’s or any Subsidiary’s assets, except, in the case of clauses (b) or (e), for any such conflicts, violations, breaches, defaults or other occurrences that would not have, individually or in the aggregate, a Material Adverse Effect. The Company is not in material violation of its Charter Documents and neither the Company nor any Subsidiary is in material default (and no event has occurred which, with notice or lapse of time or both, would cause the Company to be in material default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any Material Contract. The business of the Company and its Subsidiaries is not being conducted in violation in any material respect of any law, ordinance or regulation of any Governmental Entity except for such violations that would not have a Material Adverse Effect.
          5.9. Material Contracts. Each Material Contract of the Company is listed on Schedule 5.9 hereof. Each Material Contract is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general equitable principles. There has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company under any such Material Contract or, to the knowledge of the Company, by any other Person to any such contract, except for such violations or defaults that would not have a Material Adverse Effect. To the knowledge of the Company, it has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

          5.10. Right of First Refusal; Stockholders Agreement; Voting and Registration Rights. Except pursuant to any agreement listed as an exhibit to an SEC Report, this Agreement or the other Transaction Documents, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding the securities of the Company. Except pursuant to any agreement listed as an exhibit to an SEC Report or Schedule 5.10, there are no provisions of the Charter Documents, no Material Contracts other than the Certificate of Designation, this Agreement or the other Transaction Documents, which (a) may affect or restrict the voting rights of the Purchasers with respect to the Securities in their capacity as stockholders of the Company, (b) restrict the ability of the Purchasers, or any successor thereto or assignee or transferee thereof, to transfer the Securities, (c) would adversely affect the Company’s or any Purchaser’s right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Documents or the Certificate of Designation and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a different vote under Delaware law, or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company in each case above.
          5.11. Previous Issuances. Except as disclosed on Schedule 5.11, all shares of capital stock and other securities issued by the Company prior to the Closing Date have been issued in transactions registered under or exempt from the registration requirements under the Securities Act and all applicable state securities or “blue sky” laws, and in compliance with all applicable corporate laws. The Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing Date.
          5.12. No Integrated Offering. Neither the Company, nor any of its Affiliates or any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Securities nor have any of such Persons made any offers or sales of any security of the Company or its Affiliates or solicited any offers to buy any security of the Company or its Affiliates under circumstances that would require registration of the Securities under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.
          5.13. SEC Reports; Financial Statements.
          (a) Except as disclosed on the SEC Reports or Schedule 5.13, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof

(the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All Material Contracts to which the Company is a party or to which the property or assets of the Company are subject are required to be included as part of or specifically identified in the SEC Reports are so included or specifically identified. Except as disclosed to the Purchasers in writing, the Company has filed all SEC Reports required to be filed with the SEC since December 31, 2004 (the “Post-2004 SEC Reports”); provided that, if the Company amends any of its Post-2004 SEC Reports, such amendment shall not mean or imply that any representation or warranty in this Agreement was not true and correct when made or became untrue thereafter.
          (b) The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
          5.14. No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities of the Company, of any kind whatsoever, whether interest-bearing indebtedness, or liabilities accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities:
          (a) reflected in the financial statements included in the SEC Reports;
          (b) disclosed on Schedule 5.14 hereto;
          (c) incurred in the ordinary course of business, consistent with past practice;
          (d) created under, or incurred in connection with, this Agreement, the other Transaction Documents or the Certificate of Designation; or

          (e) which would not in the aggregate be material to the Company.
          5.15. Litigation. There is no action, suit, investigation or other proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their properties or to the knowledge of the Company any of its or their officers or directors before any court or arbitrator or any Governmental Entity that could cause a Material Adverse Effect, except as disclosed in the SEC Reports or as set forth on Schedule 5.15. To the knowledge of the Company, there are no facts that would cause a reasonable person to believe that such a proceeding would likely result.
          5.16. Taxes. The Company and each of its Subsidiaries has properly filed all federal, foreign, state, local, and other tax returns and reports which are required to be filed, which returns and reports were properly completed and are true and correct in all respects, and all taxes, interest, and penalties due and owing have been timely paid, except for those taxes, interest or penalties which would not have a Material Adverse Effect. There are no outstanding waivers or extensions of time with respect to the period for assessing or auditing any tax or tax return of the Company or any Subsidiary, or claims now pending or matters under discussion between the Company or any Subsidiary and any taxing authority in respect of any tax of the Company or any Subsidiary.
          5.17. Employee Matters.
          (a) The Company has listed any “employee benefit plan” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that it maintains for employees on any agreement listed as an exhibit to an SEC Report or Schedule 5.17(a).
          (b) Except as set forth on Schedule 5.17(b), (i) no director or officer or other employee of the Company will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting) or lapse of repurchase rights or obligations with respect to any employee benefit plan subject to ERISA or other benefit under any compensation plan or arrangement of the Company (each, an “Employee Benefit Plan”)) solely as a result of the transactions contemplated in this Agreement; and (ii) no payment made or to be made to any current or former employee or director of the Company, or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
          (c) No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of the Company, the continued employment of each such executive officer does not subject the

Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters, except for such violations which would not have a Material Adverse Effect.
          (d) The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company or any Subsidiary is pending or, to their knowledge, threatened, nor is the Company or any Subsidiary involved in or, to their knowledge, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees of the Company or any Subsidiary, except for any of the foregoing which would not have a Material Adverse Effect. To the Company’s knowledge, there are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Employee Benefit Plan.
          5.18. Compliance with Laws. The Company and its Subsidiaries have, and are in compliance with the terms of, all franchises, permits, licenses and other rights and privileges necessary to conduct the Company’s present and proposed business and are in compliance with and have not violated, in any respect, any applicable provisions of any laws, statutes, ordinances or regulations or the terms of any judgments, orders, decrees, injunctions or writs, except for any of the foregoing which would not have a Material Adverse Effect..
          5.19. Brokers. Except as disclosed on Schedule 5.19, there is no investment banker, broker, finder, financial advisor or other person which has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
          5.20. Environmental Matters.
          (a) (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in material compliance with all applicable Environmental Laws; and (iii) to the knowledge of the Company, there are no material liabilities of or relating to the Company and its Subsidiaries relating to or arising out of any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in a such a liability.

          (b) For purposes of this Agreement, the term “Environmental Laws” means federal, state, local and foreign statutes, laws, binding judicial decisions, regulations, ordinances, rules, binding judgments, binding orders, codes, binding injunctions and permits relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.
          5.21. Intellectual Property Matters.
          (a) “Intellectual Property” means any and all of the following arising under the laws of the United States, any other jurisdiction or any treaty regime: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures and all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names and all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, mask works or moral rights, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including, without limitation, data and related documentation and except for any commercial “shrink-wrapped” software) and source codes, (vi) all other proprietary rights, (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium) and (viii) all licenses or agreements in connection with the foregoing. “Company Intellectual Property” means all Intellectual Property which is used in connection with, and is material to, the business of the Company and its Subsidiaries and all Intellectual Property owned by the Company and its Subsidiaries, provided that any Intellectual Property that is licensed by the Company or any of its Subsidiaries shall be included within the meaning of Company Intellectual Property only within the scope of use by the Company and its Subsidiaries or in connection with the Company’s business.
          (b) Except as set forth on Schedule 5.21(b), with respect to each item of Company Intellectual Property:

     (1) the Company or its Subsidiary possesses all rights, titles and interests in and to the item if owned by the Company or its Subsidiary, free and clear of any Encumbrance, license or other restriction, and possesses all rights necessary in the case of a licensed item to use such item in the manner in which it presently uses the item or reasonably contemplates using such item, and the Company has taken or caused to be taken reasonable and prudent steps to protect its rights in and to, and the validity and enforceability of, the item owned by the Company or its Subsidiary;
     (2) the item, if owned by the Company or its Subsidiary, is not, and if licensed, to the knowledge of the Company is not, subject to any outstanding injunction, judgment, order, decree, ruling or charge naming the Company or a Subsidiary;
     (3) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, has been or is being threatened which challenges the legality, validity, enforceability, use or ownership of the item;
     (4) to the knowledge of the Company, the Company or its Subsidiary has sufficient right, title and interest to use or own the item without infringement upon any Intellectual Property Right or other right of any third party, except for such failure which would not have a Material Adverse Effect;
     (5) except in the ordinary course of business and to the knowledge of the Company, the Company and its Subsidiaries have not agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item;
     (6) neither the Company nor any Subsidiary is bound by or a party to any option, license, sublicense, agreement or permission of any kind with respect to the item;
     (7) to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with the Company Intellectual Property, except for such interference, infringement or misappropriation which would not have a Material Adverse Effect;
     (8) neither the Company nor any Subsidiary is party to any option, license, sublicense or agreement or permission of any kind covering the item that it is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for such breach or default which would not have a Material Adverse Effect; and

     (9) to the knowledge of the Company, each option, license, sublicense, agreement or permission of any kind covering the item is legal, valid, binding, enforceable against the Company or its Subsidiary, as the case may be, and in full force and effect.
     All applications for, pending or registered patents, copyrights, trademarks, and service marks in the United States and any other jurisdiction (x) if owned by the Company or a Subsidiary, and (y) if licensed, to the knowledge of the Company, are valid and subsisting and in full force and effect or are currently pending and are not subject to any claims, Encumbrances, taxes or other fees except for periodic filing and maintenance fees. Except as set forth on Schedule 5.21(b) and except for such infringement or misappropriation which would not have a Material Adverse Effect, the Company and its Subsidiaries have not, to the knowledge of the Company, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and there is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company or any Subsidiary contesting the right to use any third party’s Intellectual Property rights, asserting the misuse of any thereof, or asserting the infringement or other violation thereof.
          (c) All domain names owned by the Company or its Subsidiaries and material to the business of the Company and its Subsidiaries (the “Domain Names”) have been and are duly registered with Network Solutions, Inc. (“NSI”) through NSI’s registration procedures, and are operating, accessible domain names. The Company or a Subsidiary owns and, to the best of the Company’s knowledge, has not waived, forfeited or granted to any third parties, any rights, title or interest in or to the Domain Names including, without limitation, any benefits, entitlements or rights of renewal with respect to the Domain Names. NSI has not notified the Company or any Subsidiary that any of the Domain Names have been placed on “hold” or are otherwise subject to a dispute or potential dispute pursuant to NSI’s dispute resolution policy.
          (d) To the knowledge of the Company, none of the key employees of the Company or any Subsidiary are obligated under any contract (including, without limitation, licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her reasonable diligence to promote the interests of the Company or that would conflict with the Company’s businesses as presently conducted. Neither the execution, delivery or performance of this Agreement, nor the carrying on of the Company’s businesses by the employees of the Company and its Subsidiaries, nor the conduct of the Company’s businesses as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any such key employee is obligated, and which conflict, breach or default would have a Material Adverse Effect.

          (e) The Company has entered into reasonable non-compete, confidentiality and proprietary information and assignment of inventions and other Intellectual Property agreements with the executive officers of the Company and its Subsidiaries seeking to protect, among other things, the confidentiality of all Company Intellectual Property and to ensure full and unencumbered ownership by the Company or a Subsidiary of all Company Intellectual Property. The Company is not aware of any violation by any such employees of such agreements.
          (f) Except as set forth on Schedule 5.21(f), no stockholder, member, director, officer or employee of the Company or any subsidiary has any interest, right, title or interest in any of the Company Intellectual Property.
          (g) The Company Intellectual Property comprises all Intellectual Property necessary to the Company’s business as presently conducted or proposed to be conducted by it. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or a Subsidiary, except for inventions, trade secrets or proprietary information that have been assigned to the Company or a Subsidiary.
          (h) The Company and its Subsidiaries are not subject to any “open source” or “copyleft” obligations or otherwise required to make generally available, or make any public disclosure of, any source code either used or developed by the Company or any Subsidiary.
          (i) All material databases, hardware, technology and software used by the Company and its Subsidiaries perform in substantial compliance with applicable specifications.
          (j) The Company and its Subsidiaries maintain policies and procedures regarding data security, privacy and data use that are commercially reasonable and, in any event, comply with the Company’s obligations to its customers and applicable laws, rules and regulations. To the knowledge of the Company, there have not been, and the transaction contemplated under this Agreement will not result in, any security breaches of any security policy, data use restriction or privacy breach under any such policies or any applicable laws, rules or regulations.
          5.22. Related-Party Transactions. Except as set forth in the SEC Reports or on Schedule 5.22, no stockholder who beneficially owns 5% or more (on a fully-diluted basis) of any class of equity securities, officer or director of the Company or any Subsidiary or member of his or her immediate family is currently indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. Except as set forth in the SEC Reports or on Schedule 5.22 hereto, as of the date hereof, no stockholder who beneficially owns 5% or more (on a fully-diluted basis) of any class of equity securities, officer or director of the Company and no member of the immediate family of any stockholder who beneficially owns 5% or more (on a fully-diluted basis) of any class of equity securities, officer or director of the Company is directly or indirectly interested in any contract with the Company.
          5.23. Title to Property and Assets. Neither the Company nor any Subsidiary owns any real property. Except as set forth on the SEC Reports, on Schedule 5.23 hereto or as would not have a Material Adverse Effect, the Company and its Subsidiaries own or have legally enforceable rights to use or hold for use their personal property and assets free and clear of all Encumbrances except liens for taxes not yet due and payable, purchase-money security interests entered into in the ordinary course of business and such other Encumbrances, if any, that individually or in the aggregate, do not and would not detract from the value of any asset or property of the Company and its Subsidiaries or interfere with the use or contemplated use of any personal property of the Company and its Subsidiaries. With respect to any real property, neither the Company nor any Subsidiary is in violation in any material respect of any of its leases. All machinery, equipment, furniture, fixtures and other personal property and all buildings, structures and other facilities, if any, including, without limitation, office or other space used by the Company and its Subsidiaries in the conduct of their business, are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) except for any defects which will not interfere with the conduct of normal operations of the Company and its Subsidiaries. The Company has delivered to the Purchaser true and complete copies of any leases related to the real property used by the Company and its Subsidiaries in the conduct of their business.
          5.24. Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. No representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof. Except for the representations and warranties contained in this Section 5, neither the Company nor any other person or entity acting on behalf of the Company, makes any representation or warranty, express or implied.
          5.25. Absence of Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof or as set forth on Schedule 5.25 or as contemplated by this Agreement, or in connection with the Certificate of Designation, this Agreement or the other Transaction Documents, there has not been:
          (1) other than with respect to the Series B-1 Preferred Stock in accordance with its terms, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the

Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of its capital stock of the Company;
     (2) any amendment of any term of any outstanding security of the Company;
     (3) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, other than transactions, commitments, contracts, agreements or settlements (excluding settlements of litigation and tax proceedings) in the ordinary course of business;
     (4) any (A) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any Subsidiary, (B) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (C) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (D) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or senior employees of the Company or any Subsidiary, in each case, other than in the ordinary course of business consistent with past practice; or
     (5) any material tax election made or changed, any audit settled or any amended tax returns filed;
     (6) any Material Adverse Effect or any event or events that individually or in the aggregate would have a Material Adverse Effect;
     (7) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company’s and its Subsidiaries’ properties or assets when taken as a whole;
     (8) any sale, assignment or transfer, or any agreement to sell, assign or transfer, any material asset, liability, property, obligation or right of the Company to any Person, including, without limitation, the Purchasers and their respective Affiliates, in each case, other than in the ordinary course of business and consistent with past practice;

     (9) any obligation or liability incurred, or any loans or advances made, by the Company to any of its Affiliates, other than expenses allowable in the ordinary course of business of the Company;
     (10) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets other than in the ordinary course of business of the Company;
     (11) any assignment, lease or other transfer or disposition, or any other agreement or arrangement therefor by the Company or any Subsidiary of any property or equipment having a value in excess of $50,000 except in the ordinary course of business;
     (12) other than in the ordinary course of business and consistent with past practice, any expenditure by the Company or any Subsidiary (or series of related expenditures) involving more than $50,000 singly or $100,000 in the aggregate;
     (13) any waiver of any rights or claims of the Company or any Subsidiary, except for such waivers which would not have a Material Adverse Effect;
     (14) any agreement or commitment by the Company or any Subsidiary to do any of the foregoing or any transaction by the Company or any Subsidiary outside the ordinary course of business of the Company; or
     (15) any lien upon, or adversely affecting, any property or other assets of the Company or any Subsidiary, except for such liens which would not have a Material Adverse Effect.
          5.26. Illegal Payments. Neither the Company nor any Subsidiary has, nor, to the knowledge of the Company, has any director, officer, agent or employee of the Company or any Subsidiary, paid, caused to be paid, or agreed to pay, directly or indirectly, in connection with the business of the Company: (a) to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar payment; (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law); or (c) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
          5.27. Suppliers and Customers. The Company does not have any knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any dissatisfaction with, the business relationship between the Company or any Subsidiary and any supplier, customer, vendor, customer or client, except for any of the foregoing which would not have a Material Adverse Effect or as set forth on Schedule 5.27 hereto.
          5.28. Regulatory Permits. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.
          5.29. Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which the Company and the Subsidiaries are engaged. The Company carries directors and officers insurance coverage in the amount set forth on Schedule 5.29. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.
          5.30. Reserved.
          5.31. Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the shares of Series C Preferred Stock, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          5.32. Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth on Schedule 5.32, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.
          5.33. Accountants. Ernst & Young LLP, who expressed their opinion with respect to the consolidated financial statements included in the SEC Reports, are independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the independent registered public accounting firm formerly or presently employed by the Company and the Company is current with respect to any fees owed to such accounting firm.
          5.34. Solvency. The sum of the assets of the Company, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities, and the Company has sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted. The Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures. For purposes of this paragraph, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.
          5.35. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate or articles of incorporation, bylaws (or other organizational or charter documents) or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Series C Preferred Stock or the issuance and delivery of the Conversion Shares and the Purchasers’ ownership of the Series C Preferred Stock and the Conversion Shares.
          5.36. Stock Options. With respect to stock options issued pursuant to the Company’s Employee Benefit Plans (i) each stock option designated by the Company at the time of grant as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) except as disclosed in the SEC Reports, including the financial statements included therein, or as set forth on Schedule 5.36 hereto, each grant of a stock option was duly authorized no later than the date on which the grant of such stock option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in accordance with the material terms of the Employee Benefit Plans, the Securities Act and all other applicable laws and regulatory rules or requirements, and (iv) each such grant was or has now been properly accounted for in accordance with GAAP in the financial statements (including the related notes)

of the Company and disclosed in the SEC Reports in accordance with the Exchange Act and all other applicable laws.
     6. Conditions of Parties’ Obligations.
          6.1. Conditions of the Purchasers’ Obligations. The obligations of each of the Purchasers to purchase the shares of Series C Preferred Stock set forth on Schedule I attached hereto at the Closing are subject to the fulfillment prior to the Closing Date of all of the following conditions, any of which may be waived in whole or in part by such Purchaser severally in its absolute discretion.
               (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by the Company pursuant hereto shall be true and correct in all material respects on and as of the Closing Date except those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, with the same effect as though such representations and warranties had been made on and as of the Closing Date.
               (b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.
               (c) Certificate of Designation. Prior to the Closing, (i) the Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware, and (ii) the Purchasers shall have received confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to them that such filing has occurred.
               (d) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement or the other Transaction Documents, including, without limitation, the offer and sale of the Securities.
               (e) Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by (i) Company and (ii) the Investors (as defined therein).
               (f) No Stockholder Approval Required. No approval on the part of the stockholders of the Company shall be required in connection with the execution and delivery by the Company of the Certificate of Designation, this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents.

               (g) Supporting Documents. The Purchasers at the Closing shall have received the following:
          (1) A good standing certificate of the Company and each Subsidiary;
          (2) An opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., counsel to the Company, dated as of the Closing Date, in a form satisfactory to the Purchasers;
          (3) Copies of resolutions of the Board of Directors of the Company (the “Board”), certified by the Secretary of the Company, authorizing and approving the filing of the Certificate of Designation, the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto;
          (4) Copy of the Amended and Restated Certificate of Incorporation and By-laws of the Company, certified by the Secretary of the Company; and
          (5) A certificate of incumbency executed by the Secretary of the Company (A) certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraphs (3) and (4) above and (B) further certifying that the Certificate of Designation delivered to the Purchasers at the time of the execution of this Agreement has been validly adopted and has not been amended or modified.
               (h) Consents and Waivers The Company shall have obtained all consents or waivers necessary to execute and perform its obligations under the Certificate of Designation, this Agreement and the other Transaction Documents (including consents and waivers listed on Schedule 5.5), to issue the Series C Preferred Stock and the Conversion Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of the Certificate of Designation, this Agreement, the other Transaction Documents, the Series C Preferred Stock and the Conversion Shares, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.
               (i) Non-Compete and Confidentiality Agreements. Each of John Katzman, Mark Chernis and any chief executive officer of the Company shall have signed non-compete, confidentiality and proprietary information and inventions agreements acceptable to the Purchasers.
               (j) Employment Agreements. The Purchasers shall be satisfied with the terms of the Company’s employment agreements, including, but not limited to, the Company’s agreement with its Chief Executive Officer.

               (k) Repurchase of Series B-1 Preferred Stock. Prides Capital and Company shall have entered into a termination and release agreement in the form attached hereto as Exhibit D with respect to arrangements relating to the Series B-1 Preferred Stock and the Fletcher Rights.
               (l) No Effect on Nasdaq Listing. The Purchasers shall be satisfied that the transactions contemplated hereby will not adversely impact the Company’s continued listing on the Nasdaq Global Market.
               (m) No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to the Company since the date hereof.
               (n) Fees of Purchaser’s Counsel and Consultants. The Company shall have paid, in accordance with Section 13.9, the fees, expenses and disbursements of the Purchasers.
               (o) By-laws. The Company shall have amended its by-laws to provide for the director nomination process as set forth on Schedule 6.1(o) hereto.
               (p) Standstill Agreements. Each Purchaser and John Katzman shall have entered into an agreement with the Company satisfactory to the Purchasers not to engage in any director nomination process that is inconsistent with the director nomination process as set forth on Schedule 6.1(o) hereto, for so long as shares of Series C Preferred Stock representing at least 5% of the Company’s fully-diluted equity remain outstanding (such agreement with John Katzman, the “Katzman Nomination Agreement”).
               (q) Compliance Certificate. The Company shall have delivered to the Purchasers a Compliance Certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date to the effect that the conditions specified in subsections (a), (b), (c)(i), (d), (e)(i), (f), (h), and (m) of this Section 6.1 have been satisfied.
          6.2. Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.
               (a) Covenants; Representations and Warranties. (i) Each of the Purchasers at the Closing Date shall have performed in all material respects all of its obligations and conditions hereunder required to be performed or complied by it at or prior to the Closing Date and (ii) the representations and warranties of each of the Purchasers at the Closing Date contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date

  (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
               (b) Investor Rights Agreement. Each Purchaser shall have executed and delivered the Investor Rights Agreement.
          6.3. Conditions of Each Party’s Obligations. The respective obligations of each party to consummate the transactions at the Closing contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement, any of the Transaction Documents or the Certificate of Designation, in which there has been issued any order or injunction delaying or preventing the consummation of the transactions contemplated hereby, and (b) any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational prohibiting or enjoining the transactions contemplated by this Agreement.
      7. Covenants.
          7.1. Reporting Requirements; Access to Records. As long as any Purchaser holds at least five percent (5%) of its originally issued Series C Preferred Stock and the Company remains subject to the requirements of the Exchange Act, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. The Company further agrees to make available to each of Bain Capital and Prides Capital for so long as it holds at least five percent (5%) of its originally issued Series C Preferred Stock and any other Purchaser that holds Series C Preferred Stock representing at least five percent (5%) of the issued and outstanding shares of Common Stock on an as-converted basis, (i) such information as the Company is required to file or furnish to the Commission, within the time periods required by applicable law and regulations for filing or furnishing such information with the Commission, (ii) such information as it furnishes to its other shareholders, (iii) unless otherwise requested by Bain Capital, Prides Capital or such Purchaser, such information as it furnishes to its Board and committee members, and (iv) reasonable access during normal business hours, upon reasonable advance notice, to all of the books, records and properties of the Company and its Subsidiaries, if any, and to all officers and employees of the Company and such Subsidiaries (which access shall be given to Bain Capital, Prides Capital and any such Purchaser’s respective officers, employees, advisors, counsel and other authorized representatives).
          7.2. Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Series C Preferred Stock in a manner that would require the registration under the Securities Act of the sale of the Series C Preferred Stock to the Purchasers or that would be integrated with the offer or sale of the Series C Preferred Stock for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.
          7.3. Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. (New York City time) on the fourth business day immediately following the date hereof, issue a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Documents as exhibits thereto. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Investor Rights Agreement, (B) the Current Report on Form 8-K required by this Section 7.3, (C) any filing required by the Commission and (D) the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (ii).
          7.4. Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue shares of Common Stock upon conversion of the Series C Preferred Stock.
          7.5. Listing of Common Stock. The Company hereby agrees to use best efforts to maintain the listing of the Common Stock on a Trading Market. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.
          7.6. Filings. The Company shall make all filings with the Commission and its Trading Markets as required by the transactions contemplated hereby. If at any time a Purchaser determines that a filing under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, is desirable or necessary and makes such a request of the Company, the Company will cooperate in making such filing and will pay for any and all filing fees and out-of-pocket expenses incurred by such Purchaser in connection with any such filing.
          7.7. Board Representation; Nomination of Chief Executive Officer. Immediately following the Closing, the Company covenants and agrees that it will increase the size of its Board to eight directors and, in accordance with the Certificate of Designation, take all steps necessary to appoint two representatives of the holders of Series C Preferred Stock to the Board (the “Series C Directors”), who will initially be Michael Krupka and Jeffrey Crisan. The Company agrees that it will reimburse the Series C Directors for costs and expenses in attending Board meetings. For so long as any shares of Series C Preferred Stock remain outstanding, the Company shall take all reasonable measures to cause the Company’s Chief Executive Officer to be nominated and supported by the Company for election as a director, unless the holders of a majority of the shares of Series C Preferred Stock then outstanding determine otherwise and so notify the Company in writing.
          7.8. Board Committees. The Company covenants and agrees that it will adjust the membership on its Board committees so that at least one of the Series C Directors is a member of all committees of the Board, including the Compensation Committee and the Nominating Committee, but excluding the Audit Committee.
          7.9. Board Observer Rights. So long as Prides Capital and its Affiliates collectively own at least ten percent (10%) of the number of shares of Series C Preferred Stock originally purchased by Prides Capital, the Company covenants and agrees that it will provide to Prides Capital the privilege to appoint one observer to the Board and all committees of the Board, provided that such observer shall be Stephen Cootey, or such other individual designated by Prides Capital as may be reasonably satisfactory to the Company. Once Prides Capital and its Affiliates collectively own less than ten percent (10%) of the number of shares of Series C Preferred Stock originally purchased by them, and so long as Bain Capital owns at least ten percent (10%) of the number of shares of Series C Preferred Stock originally purchased by Bain Capital, the Company covenants and agrees that it will provide to Bain Capital the privilege to appoint one observer to the Board and all committees of the Board, provided that such observer designated by Bain Capital shall be reasonably satisfactory to the Company. Subject to customary confidentiality restrictions, such observer will be provided with all information and materials provided to the directors and committee members, will be reimbursed for costs and expenses incurred in attending meetings and will receive any other compensation paid by the Company to the directors appointed by the holders of Series C Preferred Stock.
          7.10. Nomination Process. The Company covenants and agrees that it will follow the director nomination process as set forth on Schedule 6.1(o) hereto.
          7.11. Standstill Agreements. None of the agreements specified in Section 6.1(p) hereto shall be amended or terminated without the approval of the Board, including the unanimous approval of the directors who are not affiliated with the party that entered into the agreement with the Company proposed to be amended or terminated.
          7.12. Standstill on Change of Control. So long as Bain Capital holds shares of Series C Preferred Stock, Bain Capital agrees that if, pursuant to Section 7 of the Certificate of Designation, the Required Holders (as defined in the Certificate of Designation), if requested by the Board do not consent to a bona fide offer by a third party to consummate a Change of Control (as defined in the Certificate of Designation) transaction approved by the Board, then Bain Capital shall not, within twelve months of such request, present the Company with a Change of Control transaction in which a Bain Fund (as defined in the Certificate of Designation) will participate as a buyer.
     8. Transfer Restrictions; Restrictive Legend.
          8.1. Transfer Restrictions. Each Purchaser understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the Securities Act; provided, however, that an opinion of counsel shall not be required for a transfer by a Purchaser that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of the Purchaser, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to the Purchaser’s family member or trust for the benefit of an individual Purchaser, or (E) transferring its Securities to any Affiliate of the Purchaser, in the case of an institutional investor, or other Person under common management with such Purchaser; and provided, further, that the transferee in each case agrees to be subject to the restrictions in this Section 8. It is understood that the certificates evidencing the Securities may bear substantially the following legends:
          “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.”
          8.2. Unlegended Certificates. The Company shall be obligated to promptly reissue unlegended certificates upon the request of any holder thereof at such time as (i) a registration statement relating to the Securities is effective, or (ii) the holding period under Rule

144 or another applicable exemption from the registration requirements of the Securities Act has been satisfied. The Company is entitled to request from any holder requesting unlegended certificates under (ii) above an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.
     9. Registration, Transfer and Substitution of Certificates for Securities.
          9.1. Stock Register; Ownership of Securities. The Company will keep at its principal office a register in which the Company will provide for the registration of transfers of the Securities. The Company may treat the Person in whose name any of the Securities are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Securities shall mean the Person in whose name such Securities are at the time registered on such register.
          9.2. Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 9.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Securities of like tenor.
     10. Definitions. Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings specified for all purposes of this Agreement.
     Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 10, shall be construed in accordance with GAAP. If and so long as the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.
          “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided, that with respect to Bain Capital, the term Affiliate shall also be deemed to include any Person under common management with Bain Capital, LLC.
          “Agreement” has the meaning assigned to it in the introductory paragraph hereof.
          “Bain Capital” had the meaning assigned to it in the introductory paragraph hereof.

          “Board” has the meaning assigned in it in Section 6.1(g)(3) hereof.
          “Certificate of Designation” has the meaning assigned to it in Section 1 hereof.
          “Charter Documents” has the meaning assigned to it in Section 5.8 hereof.
          “Closing” has the meaning assigned to it in Section 3.1 hereof.
          “Closing Date” has the meaning assigned to it in Section 3.1 hereof.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commission” means the Securities and Exchange Commission.
          “Common Stock” has the meaning assigned to it in Section 1 hereof.
          “Company” has the meaning assigned to it in the introductory paragraph hereof.
          “Company Intellectual Property” has the meaning assigned to it in Section 5.21(a) hereof.
          “Conversion Shares” has the meaning assigned to it in Section 1 hereof.
          “Disclosure Schedule” has the meaning assigned to it in Section 5 hereof.
          “Domain Names” has the meaning assigned to it in Section 5.21(c) hereof.
          “Employee Benefit Plan” has the meaning assigned to it in Section 5.16(c) hereof.
          “Encumbrances” has the meaning assigned to it in Section 5.2 hereof.
          “Environmental Law” has the meaning assigned to it in Section 5.20(b) hereof.
          “ERISA” has the meaning assigned to it in Section 5.16(b) hereof.
          “Evaluation Date” has the meaning assigned to it in Section 5.30 hereof.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GAAP” means U.S. generally accepted accounting principles consistently applied.

          “Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.
          “Hazardous Material” has the meaning assigned to it in Section 5.20(b) hereof.
          “Intellectual Property” has the meaning assigned to it in Section 5.21(a) hereof.
          “Investor Rights Agreement” means the Investor Rights Agreement in the form attached hereto as Exhibit C.
          “Katzman Nomination Agreement” has the meaning assigned to it in Section 6.1(p) hereof.
          “Material Adverse Effect” means (i) any material adverse effect on the issuance or validity of the Securities or the transactions contemplated hereby or the enforceability or validity of the Certificate of Designation or on the ability of the Company to perform its obligations under this Agreement and the other Transaction Documents or (ii) any material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company and its Subsidiaries, taken as a whole.
          “Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings (i) which by their terms involve, or would reasonably be expected to involve, aggregate payments by or to the Company in excess of $1,000,000, (ii) the breach of which by the Company or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect, (iii) which are required to be filed as exhibits by the Company with the SEC pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K promulgated by the SEC, or (iv) principal contracts or arrangements with the Company’s franchisees.
          “Material Permit” has the meaning assigned to it in Section 5.28 hereof.
          “NSI” has the meaning assigned to it in Section 5.21(c) hereof.
          “Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.
          “Prides Capital” has the meaning assigned to it in the introductory paragraph hereof.

          “Purchase Date” has the meaning assigned to it in the introductory paragraph hereof.
          “Purchase Price” has the meaning assigned it in Section 2 hereof.
          “Purchaser” and “Purchasers” have the meaning assigned to them in the introductory paragraph of this Agreement and shall include any Affiliates of the Purchasers.
          “SEC Reports” has the meaning assigned to it in Section 5.13(a) hereof.
          “Securities” has the meaning assigned to it in Section 1 hereof.
          “Securities Act” or “Act” means the Securities Act of 1933, as amended.
          “Series B-1 Preferred Stock” has the meaning assigned to such term in Section 3.2 hereof.
          “Series C Preferred Stock” has the meaning assigned to such term in Section 1 hereof.
          “Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.
          “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.
          “Transaction Documents” means this Agreement and the Investor Rights Agreement.
     11. Enforcement.
          11.1. Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement, any of the other Transaction Documents or the Certificate of Designation or now or hereafter available at law, in equity, by statute or otherwise. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
          11.2. No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing between the Company and the Purchasers or any other holder of shares of Series C Preferred Stock and no delay in exercising any such right, power or remedy conferred hereby or by the Certificate of Designation, or by any of the other Transaction Documents or now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.
     12. Confidentiality. Except as otherwise agreed in writing by the Company, each Purchaser agrees that it will use reasonable care to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of the Transaction Documents (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 12 by such Purchaser), (b) is or has been independently developed or conceived by the Purchaser without use of the Company’s confidential information, (c) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company or (d) was known to the Purchaser prior to disclosure to the Purchaser by the Company; provided, however, that a Purchaser may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Securities from such Purchaser, if such prospective purchaser agrees to be bound by the provisions of this Section 12; (iii) to any Affiliate, partner, member, stockholder or advisor of such Purchaser in the ordinary course of business, provided that such Purchaser informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Purchaser promptly notifies the Company of such disclosure and, if requested by the Company, reasonably cooperates with the Company at the Company’s expense to minimize the extent of any such required disclosure. Notwithstanding anything to the contrary herein, the confidentiality obligations of this Section 12 shall survive the termination of this Agreement.
     13. Miscellaneous.
          13.1. Waivers and Amendments. Upon the approval of the Company and the written consent of the Purchasers holding seventy-five percent (75%) of the then outstanding Series C Preferred Stock, (i) the obligations of the Company and the rights of the Purchasers under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and (ii) the Company may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of any supplemental agreement or modifying in any manner the rights and obligations hereunder or thereunder of the Purchasers and/or the Company; provided, however, that, without a Purchaser’s consent, any such amendment or waiver shall not treat such Purchaser differently from any other Purchaser. The Company shall deliver copies of such consent to any Purchasers who did not execute the same.
          The foregoing notwithstanding, no such waiver or supplemental agreement shall affect any of the rights of any holder of any Securities created by (1) the Certificate of Designation or by the Delaware General Corporation Law without compliance with all applicable provisions of the Certificate of Designation and the Delaware General Corporation Law or (2) any Transaction Document other than this Agreement without compliance with all applicable provisions of such Transaction Document.
          Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing.
          13.2. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:
If to a Purchaser at its address set forth on Schedule I
hereto.
with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Joel F. Freedman, Esq.
Facsimile No.: (617) 951-7050
and
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, CA 94304

Attention: Michael J. Nooney, Esq.
Facsimile No.: (650) 251-5002
If to the Company:
The Princeton Review, Inc.
2315 Broadway
New York, New York 10024
Attention: Chief Executive Officer
Facsimile No.: (212) 874-0775
with a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.
One Financial Center
Boston, MA 02111
Attention: Richard R. Kelly
Facsimile No.: (617) 542-2241
or at such other address as the Company or the Purchasers each may specify by written notice to the other parties hereto. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 13.2.
          13.3. Indemnification; Survival. The Company shall indemnify, save and hold harmless each Purchaser, its directors, officers, employees, partners, representatives and agents (each, a “Purchaser Indemnified Party”) from and against (and shall promptly reimburse such indemnified persons for) any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred (collectively, “Losses”) in connection with or arising from claims, actions, suits, proceedings or similar claims by any person or entity (other than such Purchaser) associated, arising out of or relating to (i) the execution, delivery and performance of this Agreement, any of the other Transaction Documents or the Certificate of Designation, (ii) the transactions contemplated hereby or thereby, (iii) the ownership by such Purchaser of the Securities or (iv) the rights of the Purchasers to elect directors to the Company’s Board. This indemnification provision shall be in addition to the rights of the Purchasers to bring an action against the Company for breach of any term of this Agreement, the other Transaction Documents or the Certificate of Designation. Notwithstanding anything herein to the contrary, (i) the Company shall not be obligated to indemnify any Purchaser Indemnified Party under this Section 13.3 with respect to Losses arising out of, relating to, or resulting from any breach of a representation or warranty contained in this Agreement or the Transaction Documents unless the aggregate of all such Losses for such Purchaser Indemnified Party exceeds $100,000 (the “Basket”), in which case such Purchaser Indemnified Party shall be entitled to recover all Losses in excess of the Basket, and (ii) the aggregate liability of the Company hereunder in respect of Losses arising out of, relating to, or resulting from any breach of a representation or warranty contained in this Agreement or the Transaction Documents for any Purchaser Indemnified Party shall not exceed the total Purchase Price paid by such Purchaser Indemnified Party. For purposes of the foregoing sentence only, the term “Purchase Price” shall mean $1,000 per share in cash (regardless of whether the actual consideration paid by any Purchaser Indemnified Party included cash, securities or any rights). All representations and warranties in this Agreement or the Transaction Documents shall survive the Closing (unless a different period is specifically assigned thereto) except the representations and warranties contained in this Agreement and the Transaction Documents shall survive the Closing only until the date that is eighteen months after the Closing Date.
          13.4. No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          13.5. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations under Section 2 hereof without the prior written consent of the Company, except that each Purchaser may, without the prior consent of the Company, assign its rights to purchase the shares of Series C Preferred Stock hereunder to any of its Affiliates. This Agreement shall not inure to the benefit of or be enforceable by any other Person.
          13.6. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.
          13.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.
          13.8. Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. Each Purchaser acknowledges that Ropes & Gray LLP has only acted as counsel for Bain Capital Simpson Thacher & Bartlett LLP has only acted as counsel for Prides Capital and in each case not any other Purchaser. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.
          13.9. Fees and Expenses. The Company agrees to pay, reimburse and hold the Purchasers harmless from liability for the payment of all out-of-pocket fees and expenses incurred by it in connection with its diligence investigation of the Company, the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, regardless of whether the purchase of shares of Series C Preferred Stock by the Purchasers pursuant to this Agreement is consummated. An estimate of the fees and expenses of third parties may be paid by checks delivered or wire transfers to such parties at the Closing by the Purchasers, the amount of such checks or wire transfers being deducted from the aggregate amount to be paid by such Purchasers at the Closing for the shares of Series C Preferred Stock to be purchased by them hereunder. The reasonable fees and expenses of the Purchasers may include, without limitation:
               (a) the fees and expenses of counsel, consultants and accountants and out of pocket expenses, including diligence and travel expenses, of the Purchasers, arising in connection with the preparation, negotiation and execution of the Certificate of Designation and the Transaction Documents and the consummation of the transactions contemplated thereby,
               (b) all costs of the Company’s performance and compliance with the Certificate of Designation or the Transaction Documents, and
               (c) stamp and other taxes, excluding income taxes, which may be payable with respect to the execution and delivery of the Certificate of Designation or the Transaction Documents, or the issuance, delivery or acquisition of the shares of Series C Preferred Stock or upon the conversion of the shares of Series C Preferred Stock.
In addition, the Company agrees to pay (i) Bain Capital a transaction fee equal to $200,000 and (ii) Prides Capital Partners, L.L.C. a transaction fee equal to $100,000. Such fees may be paid by checks delivered or wire transfers to such parties at the Closing by the Purchasers, the amount of such checks or wire transfers being deducted from the aggregate amount to be paid by such Purchasers at the Closing for the shares of Series C Preferred Stock to be purchased by them hereunder.
          13.10. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.2 shall be deemed effective service of process on such party.
          13.11. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PURCHASERS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE PURCHASERS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE PURCHASERS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Purchasers that the provisions of this Section 13.11 constitute a material inducement upon which the Purchasers are relying and will rely in entering into this Agreement. Any Purchaser or the Company may file an original counterpart or a copy of this Section 13.11 with any court as written evidence of the consent of the Purchasers and the Company to the waiver of the right to trial by jury.
          13.12. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
          13.13. Entire Agreement. The Certificate of Designation and the Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and such agreements supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof, including, without limitation, the letter agreement dated April 30, 2007 between the Company and Bain Capital and the letter agreement dated June 22, 2007 between the Company and Prides Capital Partners, L.L.C., which are hereby terminated.
          13.14. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

THE COMPANY THE PRINCETON REVIEW, INC.
By:	/s/ Michael J. Perik
	Name:	Michael J. Perik
	Title:	Chief Executive Officer

Signature Page to Series C Preferred Stock Purchase Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

THE PURCHASERS BAIN CAPITAL VENTURE FUND 2007, L.P. By: Bain Capital Venture Partners, L.P., its general partner By: Bain Capital Investors, LLC, its general partner
By:	/s/ Michael A. Krupka
	Name:	Michael A. Krupka
	Title:	Authorized Person

BCIP VENTURE ASSOCIATES By: Bain Capital Investors, LLC, its managing partner By: Bain Capital Venture Investors, LLC, its Attorney-in-fact
By:	/s/ Michael A. Krupka
	Name:	Michael A. Krupka
	Title:	Managing Director

BCIP VENTURE ASSOCIATES-B By: Bain Capital Investors, LLC, its managing partner By: Bain Capital Venture Investors, LLC, its Attorney-in-fact
By:	/s/ Michael A. Krupka
	Name:	Michael A. Krupka
	Title:	Managing Director

RGIP, LLC
By:	/s/ Alfred O. Rose
	Name:	Alfred O. Rose
	Title:	Managing Member

Signature Page to Series C Preferred Stock Purchase Agreement

PRIDES CAPITAL FUND I LP By: Prides Capital Partners, L.L.C., its general partner
By:	/s/ Henry J. Lawler, Jr.
	Name:	Henry J. Lawler, Jr.
Title: Managing member of the General Partner

Signature Page to Series C Preferred Stock Purchase Agreement

SCHEDULE I

		Total
Purchaser	Shares Purchased	Purchase Price	Consideration
Bain Capital Venture Fund 2007, L.P. c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199 Facsimile No: (617) 516-2010	34,615	$34,615,000	Cash

BCIP Venture Associates c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199 Facsimile No: (617) 516-2010	4,893	$4,893,000	Cash

BCIP Venture Associates-B c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199 Facsimile No: (617) 516-2010	92	$92,000	Cash

Prides Capital Fund I LP	20,000	$20,000,000	6,000 shares of Series
c/o Prides Capital Partners, L.L.C.			B-1 Preferred Stock;
200 High Street, Suite 700			cancellation of Fletcher
Boston, MA 02110			Rights and
Facsimile No: (617) 778-9299			Cash of $6,177,603

RGIP, LLC c/o Ropes & Gray LLP One International Place Boston, MA 02110 Attn: Joel F. Freedman, Esq. Facsimile No: (617) 951-7050	400	$400,000	Cash

EXHIBIT A
CERTIFICATE OF DESIGNATION

EXHIBIT B
CERTIFICATE OF ELIMINATION

EXHIBIT C
INVESTOR RIGHTS AGREEMENT

EXHIBIT D
FORM OF TERMINATION AND RELEASE AGREEMENT

Schedule 6.1(o)
The Nominating Committee of the Company’s board of directors, on which the holders of the Series C Preferred Stock shall be entitled to have a representative, shall nominate 5 persons to be elected as directors by the holders of the Company’s Common Stock and may nominate the Company’s Chief Executive Officer as a 6th nominee to be so elected. The Company’s bylaws shall provide that, in addition to the directors elected by the holders of the Series C Preferred Stock, the Company’s board of directors shall have, and the nominees of the Nominating Committee shall include, three persons who qualify as “independent” directors under the rules of the Nasdaq Global Market (or any exchange on which the Company’s shares are listed) and whose nominations by the Nominating Committee shall require majority approval of the full Nominating Committee for the first twelve months following the closing of the sale of the Series C Preferred Stock and unanimity of the full Nominating Committee thereafter; provided that such provisions of the Company’s bylaws and the provision thereof fixing the number of directors shall not be amended or rescinded without the approving vote or consent of the holders of a majority of the Series C Preferred Stock. The Nominating Committee will ensure nominations will permit the Company to remain in compliance with applicable Nasdaq and SEC requirements for directors. Removals and the filling of vacancies shall be subject to provisions to carry out the intent and effect of the foregoing.